Exhibit 10.1

NINETEENTH AMENDMENT TO LEASE

This NINETEENTH AMENDMENT TO LEASE (this “Nineteenth Amendment”) is made as of November 20th, 2012 (the “Effective Date”) by and between BP HANCOCK LLC, a Delaware limited liability company (“Landlord”) and CRA INTERNATIONAL, INC., a Massachusetts corporation (“Tenant”).

R E C I T A L S

A.                                    Landlord and Tenant are parties to that certain Lease dated as of March 1, 1978 (the “Original Lease”) as amended by that certain First Amendment of Lease dated as of December 16, 1981 (the “First Amendment”), as further amended by that certain Second Amendment of Lease dated as of February 24, 1984 (the “Second Amendment”), as further amended by that certain Third Amendment of Lease dated as of February 28, 1985 (the “Third Amendment”), as further amended by that certain Fourth Amendment of Lease dated as of February 7, 1986 (the “Fourth Amendment”), as further amended by that certain Fifth Amendment of Lease dated as of February 13, 1987 (the “Fifth Amendment”), as further amended by that certain Sixth Amendment of Lease dated as of August 24, 1987 (the “Sixth Amendment”), as further amended by that certain Seventh Amendment of Lease dated as of January 31, 1990 (the “Seventh Amendment”), as further amended by that certain Eighth Amendment of Lease dated as of December 31, 1991 (the “Eighth Amendment”), as further amended by that certain Ninth Amendment of Lease dated as of September 2, 1992 (the “Ninth Amendment”), as further amended by that certain Tenth Amendment of Lease dated as of August 24, 1995 (the “Tenth Amendment”), as further amended by that certain Eleventh Amendment of Lease dated as of November 25, 1996 (the “Eleventh Amendment”), as further amended by that certain Twelfth Amendment of Lease dated as of March 19, 1998 (the “Twelfth Amendment”), as further amended by that certain Thirteenth Amendment of Lease dated as of August 13, 1999 (the “Thirteenth Amendment”), as further amended by that certain Fourteenth Amendment of Lease dated as of April 20, 2000 (the “Fourteenth Amendment”), as further amended by that certain Fifteenth Amendment of Lease dated as of June 7, 2002 (the “Fifteenth Amendment”), as further amended by that certain Sixteenth Amendment of Lease dated as of April 23, 2004 (the “Sixteenth Amendment”), as further amended by that certain Seventeenth Amendment of Lease dated as of February 6, 2008 (the “Seventeenth Amendment”), as further amended by that certain Eighteenth Amendment of Lease dated as of July 29, 2008 (the “Eighteenth Amendment”) (the Original Lease, together with the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Eighth Amendment, Ninth Amendment, Tenth Amendment, Eleventh Amendment, Twelfth Amendment, Thirteenth Amendment, Fourteenth Amendment, Fifteenth Amendment, Sixteenth Amendment, Seventeenth Amendment and the Eighteenth Amendment, the “Existing Lease”), pursuant to which Tenant leases approximately 28,129 rentable square feet of space located on Floor 26 (the “26th Floor Premises”), 6,000 rentable square feet of space located on Floor 31 (the “31st Floor Premises”), 28,803 rentable square feet of space located on Floor 32 (the “32nd Floor Premises”), and 28,492 rentable square feet of space located on Floor 33 (the “33rd Floor Premises”) for a total area of 91,424 rentable square feet (collectively, the “Premises”), as shown on Exhibit A attached hereto, of that certain office building located at 200 Clarendon Street, Boston, Massachusetts 02117 (the “Building”).  Any

capitalized terms used herein not otherwise defined shall have the respective meanings ascribed to them in the Existing Lease.

B.                                    Tenant wishes to surrender a portion of the Premises consisting of the entire 33rd Floor Premises (hereinafter, the “Reduction Premises”) prior to the expiration of the Term of the Lease, and Landlord is willing to accept a surrender of the Reduction Premises prior to the expiration of the Term of the Lease, subject to and in consideration for the terms and conditions of this Nineteenth Amendment.

C.                                    Landlord and Tenant wish to amend the Lease to (i) provide for the termination of the Lease with respect to the Reduction Premises subject to and in accordance with the terms hereinafter set forth; and (ii) amend certain other terms of the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant agree as follows:

1.                                      Recitals; Capitalized Terms.  All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this Nineteenth Amendment shall have the meanings ascribed to them in the Lease, and all references herein or in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Nineteenth Amendment.

2.                                      Surrender of Reduction Premises.

(a)                                 On or before 11:59 p.m. (EST) on December 31, 2012 (the “33rd Floor Surrender Date”), Tenant shall vacate and surrender to Landlord possession of the Reduction Premises (i) vacant, broom clean and free from all occupants, subtenants, or other persons or entities claiming rights of possession by, through or under Tenant, and all furniture, equipment, fixtures and other property of Tenant and its employees and anyone claiming by, through or under Tenant, and (ii) with all signage of Tenant in or on the Reduction Premises, including in the elevator lobby thereof removed.  In addition, Tenant shall disconnect any tel/data cabling or wiring serving the Reduction Premises and acknowledges and agrees that Landlord or a future tenant may remove or disconnect any such cabling or wiring in or running to the Reduction Premises.  If Tenant fails to properly disconnect all such tel/data cabling or wiring serving the Reduction Premises, Landlord shall not be responsible for any disruptions or interruptions to Tenant’s telecommunications services to the Retained Premises (as hereinafter defined) resulting from any such removal or disconnection or other work in or to the Reduction Premises by Landlord or a future tenant.  Landlord acknowledges and agrees that, with respect to the Reduction Premises only and without limitation of the provisions of Section 2(f) of this Nineteenth Amendment, Tenant will not have any obligation to remove any other leasehold improvements in the Reduction Premises as of the Effective Date or to repair or restore any damage to the Reduction Premises resulting from Tenant’s removal of property or equipment from the Reduction Premises unless the damage is material and will not be eliminated by the proposed scope of Berkshire’s (as hereinafter defined) demolition work in the Reduction Premises.

(b)                                 Effective on the earlier date to occur of (i) May 31, 2013, and (ii) the date Landlord substantially completes the Staircase Removal Work (as hereinafter defined) (the “Effective Reduction Date”) and provided and on the express condition that Tenant, on or before the 33rd Floor Surrender Date, vacates the Reduction Premises in the condition required under this Nineteenth Amendment and delivers the Termination Payment (as hereinafter defined) to Landlord in good and sufficient, immediately available funds, Tenant’s lease of the Reduction Premises shall automatically terminate and be of no further force and effect as if the Effective Reduction Date were the New Expiration Date set forth in the Lease for such Reduction Premises, and, from and after the Effective Reduction Date, Landlord and Tenant shall be released of their respective obligations under the Lease, as amended hereby, in connection with the Reduction Premises only, except those obligations of Landlord and Tenant set forth in the Lease which relate to the period of Tenant’s lease of the Reduction Premises prior to and including the Effective Reduction Date (or any later date to the extent Tenant continues to occupy the Reduction Premises following the Effective Reduction Date) and/or which specifically survive the expiration or earlier termination of the Lease, including, without limitation, indemnification obligations and any year-end reconciliations of Operating Expense Excess and Ownership Taxes attributable to the Reduction Premises.

(c)                                  The Lease and all of the parties’ rights and obligations thereunder shall remain in full force and effect with respect to the 26th Floor Premises, the 31st Floor Premises and the 32nd Floor Premises (the “Retained Premises”) through the New Expiration Date (as defined in the Eighteenth Amendment) and from and after the Effective Reduction Date, (1) all references in the Lease to the Premises shall mean and refer to the Retained Premises, (2) the Premises shall be deemed to contain 62,932 rentable square feet, (3) Tenant’s Proportionate Share shall be amended to 3.62%; (4) the floor plan for the Reduction Premises attached to the Eighteenth Amendment as page 4 of 4 of the Exhibit A floor plans shall be deleted from the Lease; and (5) the number of Authorized Parking Permits available to Tenant under the Lease shall be reduced to thirty-one (31) parking permits for the remainder of the Term

(d)                                 For purposes of this Nineteenth Amendment, the “Termination Payment” shall be an amount equal to the Base Rent and all Additional Rent, including without limitation, Operating Expense Excess and Ownership Taxes that would have been payable under the Lease for the Reduction Premises for the period commencing on the Effective Reduction Date through May 31, 2013.  In order to make timely payment of the Termination Payment on the 33rd Floor Surrender Date, Tenant shall deliver to Landlord the amount of $831,137.50 as the estimated Termination Payment based upon an estimated Effective Reduction Date of January 1, 2013, provided, however, such payment shall be subject to reconciliation after the Additional Rent that would have been payable for the Reduction Premises during such period is determined in accordance with the Lease and, upon such determination, either Tenant shall promptly pay any underpayment of the Termination Payment to Landlord within thirty (30) days after receipt of the reconciliation statement from Landlord or Landlord shall promptly refund any overpayment of the Termination Payment to Tenant and such obligations shall survive the termination of the Lease as to the Reduction Premises.  Tenant’s obligation to pay the Base Rent and all Additional Rent due under the Lease (including, without limitation, amounts due under the Lease for Operating Expense Excess and Ownership Taxes) as to the Reduction Premises through and including the Effective Reduction Date shall continue in effect, provided, however, Tenant shall, on the first day of the applicable month in which the monthly Base Rent and Additional Rent would otherwise be due following the 33rd Floor Surrender Date, receive a credit from the estimated Termination Payment paid by Tenant in an amount equal to the monthly Base Rent and estimated monthly Additional Rent (on a prorated basis for any partial month) that accrues and would otherwise be payable by Tenant under the Lease for the Reduction Premises during the period following the 33rd Floor Surrender Date through the Effective Reduction Date.

(e)                                  Tenant acknowledges that Landlord is entering into a lease amendment with Berkshire Partners LLC (“Berkshire”) to lease the entire Reduction Premises to Berkshire commencing on the Effective Reduction Date and Berkshire has the right to terminate its lease of the Reduction Premises if such Reduction Premises is not delivered to Berkshire with the Staircase Removal Work (as hereinafter defined) substantially completed by an agreed upon outside delivery date (the “Berkshire Termination Date”).  Tenant acknowledges that Landlord requires Tenant to surrender possession of the Reduction Premises to Landlord on the 33rd Floor Surrender Date in order for Landlord to access the Reduction Premises, perform such Staircase Removal Work and deliver possession of the Reduction Premises in the condition and within the time period required under the Berkshire lease amendment.  In the event Tenant fails to vacate and surrender possession of the Reduction Premises to Landlord on or before the 33rd Floor Surrender Date in the condition required under this Nineteenth Amendment and notwithstanding that the Effective Reduction Date has not occurred, such failure shall, without any notice or cure periods applicable thereto, constitute a holding over in the Reduction Premises and Tenant shall be liable for all amounts due under the Lease on account of such holding over in the Reduction Premises together with all direct and indirect damages suffered by Landlord on account of Tenant’s holding over, including without limitation, if Tenant’s holding over delays Landlord’s substantial completion of the Staircase Removal Work beyond the Berkshire Termination Date, the loss of Berkshire’s lease of the Reduction Premises.

(f)                                   Simultaneously with Tenant’s execution and delivery of this Nineteenth Amendment, Tenant shall deliver to Landlord a good and sufficient check payable to Landlord in the amount of $100,000.00 (the “Staircase Removal Payment”) in consideration of Landlord’s agreement to remove the internal staircase connecting the 32nd Floor Premises and the Reduction Premises and install a building standard floor/ceiling deck (exclusive of tenant finishes) between the 32nd Floor Premises and Reduction Premises (the “Staircase Removal Work”).  Landlord agrees that, upon delivery of the Staircase Removal Payment to Landlord, Tenant shall be relieved of the obligation under the Lease to perform the Staircase Removal Work and Tenant acknowledges and agrees that Landlord shall have no obligation to account to Tenant for the actual costs paid by Landlord for the Staircase Removal Work and Tenant will not be entitled to any refund of the Staircase Removal Payment if the costs incurred by Landlord to perform the Staircase Removal Work are less than the Staircase Removal Payment.

(g)                                  Provided Tenant vacates and surrenders possession of the Reduction Premises in the condition required under this Nineteenth Amendment on or before the 33rd Floor Surrender Date, Landlord agrees to promptly commence and diligently pursue performance of the Staircase Removal Work in a good and workmanlike manner and in compliance with all applicable laws, codes and other governmental regulations.  Tenant shall cooperate with Landlord and provide Landlord and its agents, employees and contractors with access to the 32nd Floor Premises at reasonable times as requested by Landlord and subject to reasonable advance coordination with Tenant to perform the Staircase Removal Work.  Landlord and Tenant shall cooperate to schedule and perform the Staircase Removal Work at such times and in such manner that does not materially interfere with or disturb Tenant’s business operations in the Premises, provided, however, the foregoing shall not require Landlord to perform the Staircase Removal Work outside of normal business hours for the Building.  Landlord shall install a temporary construction barrier or wall in a location of the 32nd Floor Premises reasonably acceptable to Tenant and Landlord shall remove the temporary construction barrier or wall within a reasonable period following completion of the Staircase Removal Work.  Landlord shall not be responsible to provide any security in the 32nd Floor Premises during the performance of the Staircase Removal Work and Tenant shall be responsible, at Tenant’s sole cost and expense, to provide any such security desired by Tenant.  Landlord shall use reasonable efforts, without liability to Tenant, to substantially complete the Staircase Removal Work within three (3) months following the 33rd Floor Surrender Date and Landlord’s receipt of all necessary permits and approvals for the Staircase Removal Work, subject to delays resulting from force majeure and delays caused by the acts, omissions or negligence of Tenant, including without limitation, Tenant’s failure to provide Landlord with reasonable and timely access to the 32nd Floor Premises to perform the Staircase Removal Work.  Tenant hereby releases Landlord from any and all losses, costs, damages, actions, causes of actions, proceedings, liens, fines, penalties, expenses and liabilities (“Claims”) incurred in connection with or arising from the Staircase Removal Work, except to the extent resulting solely from the negligence or willful misconduct of Landlord or its agents, employees or contractors

3.                                      Amendment to Base Rent.  From and after the Effective Reduction Date, the Base Rent due under the Lease shall be amended to the amount of $4,247,910.00 per annum ($353,992.50 per month; $67.50 per rentable square foot of the Retained Premises) payable in accordance with the applicable terms of the Lease. In addition, the Waived Rent set forth in Section 3 of the Eighteenth Amendment for the months of September, 2013 and September, 2014 shall be reduced to $353,992.50 for each such month.

4.                                      Operating Expense Excess.  Tenant acknowledges that Tenant’s payments on account of Operating Expense Excess for calendar year 2012 for the Reduction Premises are based upon estimated amounts of Operating Expense Excess for such calendar year.  At the time that the actual amount of Operating Expense Excess for such calendar year is determined, Landlord shall notify Tenant in accordance with the reconciliation process set forth in Exhibit B to the Eighteenth Amendment and either Tenant shall promptly pay any underpayment for the Reduction Premises to Landlord or Landlord shall promptly refund any overpayment for the Reduction Premises to Tenant and such obligations shall survive the termination of the Lease.

5.                                      Ownership Tax Excess.  Tenant acknowledges that Tenant’s payments on account of Tenant’s Proportionate Share Ownership Taxes for calendar year 2012 for the Reduction Premises are based upon an estimated amount of Ownership Taxes for such period.  At the time that the actual amount of Tenant’s Proportionate Share of Ownership Taxes for calendar year 2012 is determined, Landlord shall notify Tenant in accordance with the reconciliation process set forth in the Lease and either Tenant shall promptly pay any underpayment for the Reduction Premises to Landlord or Landlord shall promptly refund any overpayment for the Reduction Premises to Tenant and such obligations shall survive the termination of the Lease.

6.                                      Amendment of Lease Terms; Inapplicable Provisions.

(a)                                 Notices and Payments to Landlord.  From and after the Effective Date, the notice and payment addresses for Landlord shall be amended as set forth below (until notice of some other designation is given):

LANDLORD’S ADDRESS FOR NOTICE:	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103 Attention: Regional General Counsel

LANDLORD’S ADDRESS FOR PAYMENT:	(a)	If by U.S. mail, to: BP Hancock LLC P.O. Box 842583 Boston, Massachusetts 02284-2583

	(b)	If by Overnight Courier:

BP Hancock LLC Lockbox #842583 20 Commerce Way, Suite 800 Woburn, Massachusetts 01801-1057

	(c)	If by wire transfer, to:

Bank: Wells Fargo Bank, National Association
City and State: San Francisco, California
		ABA No.:	121000248
		Account No.:	4123005803
		Reference:	Tenant name and property address

(b)                                 Termination of Options.  From and after the Effective Date, Sections 8 and 9 of the Eighteenth Amendment shall be deleted and of further force and effect and

Tenant shall have absolutely no further rights to extend or renew the Term (referred to as the 18th Amendment Extended Term) of the Lease or expand the Premises.

(c)                                  Inapplicable Provisions.  From and after the Effective Date, Section 11 and Exhibit D to the Eighteenth Amendment are no longer applicable and are hereby deleted from the Lease.

7.                                      Brokerage.  Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Nineteenth Amendment other than CB Richard Ellis — N.E. Partners, Limited Partnership (the “Tenant’s Broker”).  Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions relating to this Nineteenth Amendment asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt, including Tenant’s Broker.  Landlord shall indemnify and hold Tenant harmless from and against any claim or claims for brokerage or other commissions relating to this Nineteenth Amendment asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt other than Tenant’s Broker.  Tenant shall be responsible for any commission or fee due to Tenant’s Broker in connection with this Nineteenth Amendment.

8.                                      Not an Offer; Binding Agreement.  The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer or an option to terminate or acceptance of any termination by Landlord and this document shall become effective and binding only upon the execution and delivery of this Nineteenth Amendment by both Landlord and Tenant.

9.                                      Effectiveness of Amendment.  The effectiveness of this Nineteenth Amendment is expressly contingent upon (i)  Landlord entering into a lease amendment with Berkshire wherein Berkshire agrees to lease the entire Reduction Premises on terms acceptable to Landlord in Landlord’s sole and absolute discretion, and (ii) Landlord obtaining the written approval of this Nineteenth Amendment by Landlord’s mortgagee (the “Mortgagee”).  In the event that (y) Landlord and Berkshire are unable to agree upon and mutually execute and deliver a binding agreement to lease the entire Reduction Premises, or (z) Landlord does not receive the Mortgagee’s written approval of this Nineteenth Amendment within thirty (30) days following the date of this Nineteenth Amendment, either party may elect to terminate this Nineteenth Amendment by delivery of written notice to the other party whereupon this Nineteenth Amendment will be null and void and of no force and effect.

10.                               Amended Notice of Lease.  Simultaneously with the execution and delivery of this Nineteenth Amendment, Landlord and Tenant shall execute and deliver an Amended Notice of Lease in recordable form, complying with applicable law and reasonably satisfactory to Landlord to reflect the termination of the Lease as to the Reduction Premises.

11.                               Ratification.  Except as expressly modified by this Nineteenth Amendment, the Existing Lease shall remain in full force and effect, and as further modified by this Nineteenth Amendment, is expressly ratified and confirmed by the parties hereto.  This Nineteenth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the lease regarding assignment and subletting.

12.                               Interpretation and Partial Invalidity.  If any term of this Nineteenth Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Nineteenth Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Nineteenth Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and not to be considered in construing this Nineteenth Amendment.  This Nineteenth Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.

13.                               Counterparts and Authority.  This Nineteenth Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.  Landlord and Tenant each warrant to the other that the person or persons executing this Nineteenth Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Nineteenth Amendment.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the undersigned executed this Nineteenth Amendment as a sealed instrument as of the date and year first written above.

WITNESS:	LANDLORD:

BP HANCOCK LLC

	By:	Boston Properties Limited Partnership,
its sole member

		By:	Boston Properties, Inc.,
its general partner

			By:	/s/ David C. Provost
			Name:	David C. Provost
			Title:	Senior Vice President
Boston Properties

TENANT:

WITNESS:	CRA INTERNATIONAL, INC.

	By:	/s/ Wayne D. Mackie
	Name:	Wayne D. Mackie
	Title:	Exec. VP, Treasurer, Chief Financial Officer
Hereunto duly authorized
WITNESS:

By:
Name:
Title:
Hereunto duly authorized